Exhibit 99.1

News Release

For Release January 16, 2013

9:00 A.M.

Contact:	Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or
Robin D. Brown, Senior Vice President & Director of Marketing
(803) 951- 2265

First Community Corporation Announces Increased Cash Dividend, Annual and Fourth Quarter Results

Highlights

•                  $3,292,000 in 2012 net income available to common shareholders; or $0.79 diluted per share

•                  $1,021,000 in fourth quarter net income available to common shareholders; or $0.19 diluted per share

•                  Increased cash dividend to $0.05 per common share

•                  Regulatory capital ratios of 10.63% (Tier 1 Leverage) and 18.64% (Total Capital); along with Tangible Common Equity/Tangible Assets (TCE/TA) ratio of 8.88%

•                  Non-Performing Assets (NPAs) decreased by 31.4% in 2012 to $8.8 million (1.46% of Total Assets)

•                  Organic pure deposit growth of 11.4% ($32.7 million) in 2012

•                  Diversified revenue model shows strength as core non-interest income represents 32% of core revenue

Lexington, SC — January 16, 2013  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported for the year of 2012 net income available to common shareholders was $3.29 million compared to $2.65 million during 2011, an increase of 24.0%.  Diluted earnings per share for 2012 were $0.79.  With the successful equity offering completed in the third quarter of 2012, and the increased shares outstanding, diluted earnings per share decreased by 2.50% from the prior year level of $0.81 per share.

Net income available to common shareholders for the fourth quarter of 2012 was $1.02 million, which is a 13.1% increase, as compared to $903 thousand in the fourth quarter of 2011.  Diluted earnings per common share were $0.19 for the fourth quarter of 2012 as compared to $0.27 for the fourth quarter of 2011.

Mike Crapps, President and CEO of First Community commented, “The strength of our diversified revenue model was evident this year.  As our bank, and most of the industry, faced the headwind of net interest margin compression, we were still able to grow revenue during the year.  Customer driven sources of non-interest income accounted for 32% of our revenue and was led by our mortgage banking line of business, which had $142 million in total loan production, and $4.2 million in revenue for the year.

Cash Dividend and Capital

As a result of the success of the year and the Company’s strong capital position, the Board of Directors is pleased to announce its approval of an increase in its cash dividend for the fourth quarter of 2012.  The company will pay a $0.05 per share dividend to holders of the company’s common stock.  This dividend is payable February 15, 2013, to shareholders of record as of February 1, 2013.

As previously announced, on July 27, 2012, the Company closed on its public offering of common stock.  This offering resulted in the issuance of a total of 1,875,000 shares of common stock at $8.00 per share, resulting in gross proceeds of $15.0 million.  The proceeds of this offering were used to repurchase preferred stock issued to the U.S. Treasury in the TARP-CPP program ($11.3 million), redeem the related warrant issued to the U.S. Treasury ($292,500), and to repurchase subordinated notes ($2.5 million).

Mr. Crapps commented, “The year of 2012 has been active for us and we enter 2013 with a high quality capital structure at robust levels.  We are particularly pleased to announce the increase in our cash dividend.  We recognize the importance of this to our shareholders.”

Each of these regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute.  At December 31, 2012, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 10.63%, 17.39% and 18.64%, respectively.  This compares to the same ratios as of December 31, 2011, of 9.40%, 15.33% and 17.25%, respectively.  Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.34%, 16.94% and 18.19%, respectively, as of December 31, 2012.  The strength of these capital ratios is a result of the company’s continued earnings, its success in executing its previously announced strategy of controlling the overall size of its balance sheet, and the residual capital retained from the events noted above.

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 8.88% as of December 31, 2012; as compared to 6.07% as of December 31, 2011.  Tangible book value is $10.23 per share as of December 31, 2012; as compared to $10.89 as of December 31, 2011.

Asset Quality

Non-performing assets (NPAs) decreased by 31.4% in 2012 to $8.8 million, which is a ratio of 1.46% of Total Assets.  This compares to NPAs of $12.8 million or 2.16% as of December 31, 2011.  It is noteworthy that the Company had Other Real Estate Owned (OREO) sales of $5.7 million during the year, with only a modest loss on these sales of $89 thousand.

Trouble debt restructurings (TDRs), that are still accruing interest, decreased during the year to $1.0 million from $4.0 million.  Based on a recent review of all loans classified as TDR, it has been determined that one loan, in the amount of $3.1 million, did not merit TDR status.  Loans past due 30-89 days decreased to $2.6 million (0.78% of loans).

Net charge-offs for the quarter were $154 thousand (0.18% annualized ratio), which is a decrease as compared to the fourth quarter of 2011 total of $319 thousand (0.40% annualized ratio).  For the year of 2012, net loan charge offs were $574 thousand (0.17% annualized ratio) which is a decrease from the prior year amount of $1.6 million (0.50% annualized ratio).  The company believes that its charge-off ratios for these periods compares very favorably to its peer group.  Provision expense in

2012 in the amount of $496 thousand also showed a significant decline from the 2011 amount of $1.4 million.

It is also noteworthy that classified loans ended the year at $17.6 million.  This compares to the December 31, 2011 amount of $17.8 million.  The ratio of classified loans plus OREO continues to decrease and is at 32.68% of total bank regulatory risk-based capital as of December 31, 2012.

Mr. Crapps commented, “Our credit quality continues to be a strength of this organization.  Net charge-offs were relatively benign during this year at 17 basis points and thus allowed us to fund less into the allowance for loan losses than in the prior year.  The decrease in NPAs positions us well for 2013 as we endeavor to minimize our overall credit costs.”

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported continued success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit and Federal Home Loan Bank advances; thereby achieving an even lower cost of funding.  Additionally, the Company achieved growth in the loan portfolio, with an increase of $7.8 million (2.4%) during 2012.

(Numbers in millions)

	12/31/10	12/31/11	12/31/12	$ Variance	% Variance

Total Pure Deposits	$259.8	$286.8	$319.5	$32.7	11.4%

CDs <$100K	$122.3	$107.4	$92.0	$(15.4)	(14.3)%
CDs>$100K	73.2	70.4	63.4	(7.0)	(9.9)%
Brokered CDs	0.0	0.0	0.0	0.0	0.0%
Total CDs	$195.5	$177.8	$155.4	$(22.4)	(12.6)%

Total Deposits	$455.3	$464.6	$474.9	$10.3	2.2%

Customer Cash Management	12.7	13.6	15.9	$2.3	16.9%

FHLB Advances	68.1	43.9	36.3	(7.6)	(17.3)%

Total Funding	$536.1	$522.1	$527.1	$5.0	1.0%

Cost of Funds
(including demand deposits)	1.67%	1.30%	1.00%	—	—

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  Certificates of deposit now represent only 32.7% of the total deposits.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to .86% in the fourth quarter of 2012.”

Mr. Crapps continued, “We were particularly pleased to see growth in the loan portfolio this year driven primarily by success in the fourth quarter.”

Net Interest Income/Net Interest Margin

Net interest income decreased by 4.1% in 2012 as compared to 2011.  On a linked quarter basis, the Company experienced a slight decrease of 1.0%.  The net interest margin declined from 3.33% in 2011 to 3.22% in 2012.  This is primarily due to a decline in loan and investment portfolio yields of more than the reduction in the cost of funds, noted above.  On a linked quarter basis the net interest margin was unchanged at 3.12%

Non-Interest Income

Non-interest income increased significantly by 26.6% to $7.96 million in 2012 as compared to $6.29 million in 2011.  This increase was led by the success in the mortgage banking line of business with revenue increasing from $1.97 million in 2011 to $4.24 million this year.  Mr. Crapps commented, “The acquisition of Palmetto South Mortgage Corporation in July of 2011 continues to be beneficial and, in combination with the legacy mortgage unit, is a real story of success.  The combined units had total loan production of $142 million during the year.

We believe that this diversification of revenue demonstrates a real strength of our model, in that, in a year of decreasing net-interest income and margin compression, we were still able to increase overall revenues.  The additional strength of our model is that if mortgage refinance production slows due to rising interest rates, we believe that this will be the result of a stronger economy driving increased purchase activity in the mortgage banking line of business and expanding margins in the commercial and retail line of business.”

Non-Interest Expense

Non-interest expense increased during the year by 5.70%.  This increase is attributed to salary and benefit costs associated with the increased mortgage production and the full year impact of Palmetto South, as compared to only five months in 2011.  Additionally, increased accruals for incentive compensation plans contributed to the increase.  Partially offsetting these increases was reduced FDIC insurance costs and reduced amortization of intangibles expense.

Summary

Mr. Crapps summarized the year with the following, “It is an understatement to say that this was a significant year for our company, our shareholders, and our employees.  First Community is now well positioned to play offense from a position of strength with strong capital, no TARP-CPP funds, excellent credit quality, a diversified revenue model that is working to produce revenue growth and core earnings, and the proven ability to execute a strategic and disciplined growth strategy.  We look forward to a bright future.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial

Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA;

(Dollars in thousands, except per share data)

	At December 31,
	2012	2011

Total Assets	$602,925	$593,887
Other short-term investments (1)	7,021	5,893
Investment Securities	205,972	206,669
Loans held for sale	9,658	3,725
Loans	332,111	324,311
Allowance for Loan Losses	4,621	4,699
Total Deposits	474,977	464,585
Securities Sold Under Agreements to Repurchase	15,900	13,616
Federal Home Loan Bank Advances	36,344	43,862
Junior Subordinated Debt	15,464	17,913
Shareholders’ Equity	54,183	47,896

Book Value Per Common Share	$10.37	$11.11
Tangible Book Value Per Common Share	$10.23	$10.89
Equity to Assets	8.99%	8.06%
Tangible common equity to tangible assets	8.88%	6.07%
Loan to Deposit Ratio	71.95%	70.61%
Allowance for Loan Losses/Loans	1.39%	1.45%

Regulatory Ratios:
Leverage Ratio	10.63%	9.40%
Tier 1 Capital Ratio	17.39%	15.33%
Total Capital Ratio	18.64%	17.25%
Tier 1 Regulatory Capital	$63,381	$56,207
Total Regulatory Capital	$67,794	$60,801

(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011

Average Total Assets	$602,933	$603,290	$601,300	$603,915
Average Loans	335,010	328,615	331,564	329,534
Average Earning Assets	556,804	551,477	553,724	550,456
Average Deposits	473,857	469,968	471,458	466,829
Average Other Borrowings	69,590	80,078	71,926	87,460
Average Shareholders’ Equity	53,954	47,167	52,447	44,340

Asset Quality:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Loan Risk Rating by Category (End of Period)
Special Mention	$7,681	$8,539	$9,917	$8,632	$8,508
Substandard	17,612	17,160	16,612	16,807	17,813
Doubtful	—	—	—	—	—
Pass (includes held for sale)	316,476	306,520	302,740	309,514	301,715
	$341,769	$332,219	$329,269	$334,953	$328,036

Nonperforming Assets:
Non-accrual loans	$4,715	$4,923	$4,640	$5,416	$5,403
Other real estate owned	3,987	5,570	4,909	5,383	7,351
Accruing loans past due 90 days or more	55	—	—		25
Total nonperforming assets	$8,757	$10,493	$9,549	$10,799	$12,779
Accruing trouble debt restructurings	$960	$4,065	$4,081	$3,651	$3,950

	Three months ended		Year ended
	December 31,		December 31,
	2012	2011	2012	2011
Loans charged-off:	$236	$317	$708	$1,659
Overdrafts charged-off	10	11	34	37
Loan recoveries	(89)	(8)	(155)	(51)
Overdraft recoveries	(3)	(1)	(13)	(13)
Net Charge-offs	$154	$319	$574	$1,632

Net charge-offs to average loans	0.05%	0.10%	0.17%	0.50%

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 30,		September 30,		June 30,		March 31,		December 31,
	2012	2011	2012	2011	2012	2011	2012	2011	2012	2011

Interest Income	$5,468	$6,238	$5,650	$6,382	$5,840	$6,466	$6,044	$6,440	$23,002	$25,526
Interest Expense	1,183	1,622	1,321	1,754	1,389	1,847	1,535	1,986	5,428	7,209
Net Interest Income	4,285	4,616	4,329	4,628	4,451	4,619	4,509	4,454	17,574	18,317
Provision for Loan Losses	80	310	115	360	71	390	230	360	496	1,420
Net Interest Income After Provision	4,205	4,306	4,214	4,268	4,380	4,229	4,279	4,094	17,078	16,897
Non-interest Income:
Deposit service charges	403	434	395	440	375	478	389	458	1,562	1,810
Mortgage origination fees	1,249	821	1,393	698	877	263	723	191	4,242	1,973
Investment advisory fees and non-deposit commissions	159	236	183	218	162	138	147	175	651	767
Gain (loss) on sale of securities	88	301	(35)	133	(38)	7	11	134	26	575
Gain (loss) on sale other assets	(81)	(46)	(22)	(18)	(36)	(44)	50	(47)	(89)	(155)
Fair value gain (loss) adjustment	(1)	19	(20)	(60)	(4)	(129)	(33)	4	(58)	(166)
Other-than-temporary-impairment write-down on securities	—	(243)	—	(50)	—	—	(200)	(4)	(200)	(297)
Loss on early extinguishment of debt	(96)	(114)	—	(74)	—	—	(121)	—	(217)	(188)
Other	514	486	508	401	519	505	497	516	2,038	1,966
Total non-interest income	2,235	1,894	2,402	1,688	1,855	1,218	1,463	1,427	7,955	6,285
Non-interest Expense:
Salaries and employee benefits	2,973	2,518	2,874	2,493	2,747	2,196	2,558	2,313	11,152	9,520
Occupancy	326	336	352	336	335	308	345	309	1,358	1,289
Equipment	291	289	307	287	283	290	287	281	1,168	1,147
Marketing and public relations	111	91	73	64	108	126	186	171	478	452
FDIC assessment	100	208	117	176	196	250	184	255	597	889
Other real estate expense	451	202	173	134	267	158	119	346	1,010	840
Amortization of intangibles	51	51	51	156	51	155	51	155	204	517
Other	799	940	876	912	921	944	882	893	3,478	3,747
Total non-interest expense	5,102	4,635	4,823	4,558	4,908	4,427	4,612	4,723	19,445	18,401
Income before taxes	1,338	1,565	1,793	1,398	1,327	1,020	1,130	798	5,588	4,781
Income tax expense	317	494	573	441	399	294	331	228	1,620	1,457
Net Income	1,021	1,071	1,220	957	928	726	$799	$570	$3,968	$3,324
Preferred stock dividends, including discount accretion	—	168	339	167	168	168	169	167	676	670
Net income available to common shareholders	$1,021	$903	$881	$790	$760	$558	$630	$403	$3,292	$2,654

Per share data:
Net income, basic	$0.20	$0.27	$0.19	$0.24	$0.23	$0.17	$0.19	$0.12	$0.79	$0.81
Net income, diluted	$0.19	$0.27	$0.19	$0.24	$0.23	$0.17	$0.19	$0.12	$0.79	$0.81

Average number of shares outstanding - basic	5,225,824	3,305,569	4,693,344	3,293,798	3,295,804	3,275,515	3,308,677	3,271,758	4,143,609	3,286,772
Average number of shares outstanding - diluted	5,261,714	3,305,569	4,726,206	3,293,798	3,356,785	3,275,515	3,329,175	3,271,758	4,171,630	3,286,772
Shares outstanding period end	5,227,300	3,270,135	5,224,282	3,303,519	3,346,365	3,277,454	3,310,572	3,273,533	5,227,300	3,270,135

Return on average assets	0.67%	0.59%	0.57%	0.52%	0.51%	0.39%	0.43%	0.27%	0.55%	0.44%
Return on average common equity	7.51%	9.94%	7.18%	9.35%	8.02%	7.31%	6.86%	5.31%	7.40%	7.98%
Return on average common tangible equity	7.62%	10.15%	7.30%	9.56%	8.22%	7.46%	7.09%	5.45%	7.55%	8.16%
Net Interest Margin (non taxable equivalent)	3.06%	3.32%	3.06%	3.36%	3.25%	3.37%	3.34%	3.30%	3.17%	3.33%
Net Interest Margin (taxable equivalent)	3.12%	3.32%	3.12%	3.37%	3.30%	3.37%	3.36%	3.30%	3.22%	3.33%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three Months ended December 31, 2012			Three Months ended December 31, 2011
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$335,010	$4,557	5.41%	$328,615	$4,734	5.72%
Securities:	206,768	888	1.71%	210,801	1,488	2.80%

Other funds	15,026	23	0.61%	12,061	16	0.53%
Total earning assets	556,804	5,468	3.90%	551,477	6,238	4.49%
Cash and due from banks	8,834			8,472
Premises and equipment	17,301			17,583
Intangible assets	756			766
Other assets	23,957			29,761
Allowance for loan losses	(4,719)			(4,769)
Total assets	$602,933			$603,290

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	92,466	31	0.13%	89,307	53	0.24%
Money market accounts	54,493	33	0.24%	48,962	44	0.36%
Savings deposits	40,898	12	0.12%	33,733	10	0.12%
Time deposits	188,837	573	1.21%	213,719	909	1.69%
Other borrowings	69,590	534	3.05%	80,078	606	3.00%
Total interest-bearing liabilities	446,284	1,183	1.05%	465,799	1,622	1.38%
Demand deposits	97,163			84,247
Other liabilities	5,532			6,077
Shareholders’ equity	53,954			47,167
Total liabilities and shareholders’ equity	$602,933			$603,290

Cost of funds including demand deposits			0.87%			1.17%
Net interest spread			2.84%			3.11%
Net interest income/margin		$4,285	3.06%		$4,616	3.32%

Tax equivalent		$4,370	3.12%		$4,620	3.32%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Year ended December 31, 2012			Year ended December 31, 2011
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$331,564	$18,361	5.54%	$329,534	$19,110	5.80%
Securities:	204,926	4,557	2.22%	205,744	6,341	3.08%

Other funds	17,234	84	0.49%	15,178	74	0.49%
Total earning assets	553,724	23,002	4.15%	550,456	25,525	4.64%
Cash and due from banks	8,643			7,992
Premises and equipment	17,388			17,759
Intangible assts	832			740
Other assets	25,556			31,791
Allowance for loan losses	(4,843)			(4,823)
Total assets	$601,300			$603,915

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	89,734	151	0.17%	83,625	270	0.32%
Money market accounts	52,575	153	0.29%	48,802	209	0.43%
Savings deposits	39,020	49	0.13%	32,093	48	0.15%
Time deposits	198,392	2,769	1.40%	219,737	4,046	1.84%
Other borrowings	71,926	2,306	3.21%	87,460	2,635	3.01%
Total interest-bearing liabilities	451,647	5,428	1.20%	471,717	7,208	1.53%
Demand deposits	91,737			82,572
Other liabilities	5,469			5,286
Shareholders’ equity	52,447			44,340
Total liabilities and shareholders’ equity	$601,300			$603,915

Cost of funds including demand deposits			1.00%			1.30%
Net interest spread			2.95%			3.11%
Net interest income/margin		$17,574	3.17%		$18,317	3.33%

Tax Equivalent		$17,833	3.22%		$18,339	3.33%